CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our report dated December 26, 2025, relating to the financial statements and financial highlights of Nuveen Dividend Value Fund, Nuveen Large Cap Select Fund, Nuveen Small/Mid Cap Growth Opportunities Fund, Nuveen Small Cap Growth Opportunities Fund, Nuveen Small Cap Select Fund, Nuveen Small Cap Value Fund and Nuveen Mid Cap Value Opportunities Fund, which appears in Nuveen Investment Funds, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 26, 2026